EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 30, 2012	Nasdaq: EVOL

Evolving Systems Announces Non-Cash Accounting Adjustments to 2011 Financial Results Involving Corrections in Valuation Allowance for Income Taxes; Reported Cash, Revenue and EBITDA Results Unaffected

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced that it would be making retroactive non-cash adjustments to its 2011 unaudited financial statements as reported in the Company’s year-end news release on March 13, 2012, and would amend its Forms 10-Q for the second and third quarters of 2011.  The adjustments are the result of an incorrect application of a technical rule that prohibits the recognition of a tax benefit associated with net operating loss carry forwards (NOLs) relating to stock option exercises that took place between 2003 and 2005 until the NOLs are used.

“It is important for our investors to realize that these adjustments have no economic impact on the Company, and don’t reflect any trends in the Company’s business or results of operations,” said Thad Dupper, chairman and CEO.  “Our reported cash, revenue and EBITDA results for 2011 are not affected, and we fully retain the affected net operating loss carry forwards (NOLs) for future use.  The changes we are making are strictly confined to adjustments needed to comply with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718 (previously FAS 123R) adopted in 2006.  These adjustments, which apply to our previously announced fourth quarter and year end results, as well as the Company’s 2011 second quarter and third quarter financial statements, are reflected in our Amended Forms 10-Q for these quarters, as well as our 2011 Form 10-K to be filed shortly.”

The adjustments involve the reversal of the incorrect application by the Company of NOLs resulting from stock option exercises between 2003 and 2005 prior to the implementation of FAS 123R. These stock compensation related NOLs are still valid and can be used to offset future income taxes, but since the stock compensation benefit is subject to specific technical rules, the benefit will be recognized in the period in which it is realized and not in advance, while other deferred tax assets are typically booked on the “more likely than not” criteria in accordance with ASC Topic 740.  When utilized at a later date, these NOLs will not reduce income tax expense, but will act as an addition to additional paid in capital.

The adjustments result in an increase of approximately $3.9 million of income tax expense in the Company’s unaudited income statement and a decrease of $3.9 million of deferred tax assets on the Company’s unaudited balance sheet, each within the Company’s second quarter 2011 financial statements. Of the $3.9 million, $2.0 million is related to discontinued operations with the remaining $1.9 million adjusting continuing operations.  Further, the Company’s 2011 full year unaudited net income as reported in the Company’s March 13, 2012 earnings release will be reduced by $3.6 million, of which $1.1 million relates to discontinued operations with the remaining $2.5 million adjusting continuing operations. This will lower unaudited basic and diluted earnings per share from $3.21, as originally reported in the Company’s March 13, 2012 earnings release, to $2.88 per share.

Dupper explained, “In conjunction with the July 2011 sale of our numbering business, Evolving Systems engaged tax advisors to assist us in determining the utilization of our NOLs against the gain on the sale and other related tax issues.  No facts have changed that supported the original recording of the deferred tax assets, but, unfortunately, an error was made by including stock compensation deductions which were generated prior to implementation of FAS 123R.  The result involves purely non-cash adjustments and neither the error nor the adjustments have any impact on management’s past or current incentive compensation.”

The Company is filing a current report on Form 8-K with the Securities and Exchange Commission on March 30, 2012.  A copy of the filing is also available on the investor relations section of the Company’s website at www.evolving.com.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia. Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the nature of the non-cash adjustments to the Company’s future financial statements and future use of NOLs are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s SEC filings on Forms 10-K, 10-Q, 10-Q/A, 8-K, and the Company’s press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com